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                                                                     EXHIBIT 4.2
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                          MARINER ENERGY, INC., Issuer
                   10 1/2% Senior Subordinated Notes Due 2006


                       ------------------------------

                               FIRST AMENDMENT TO
                                   INDENTURE

                          Dated as of January 31, 1997

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                    UNITED STATES TRUST COMPANY OF NEW YORK,
                                    Trustee





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                          FIRST AMENDMENT TO INDENTURE


         This First Amendment to Indenture (this "First Amendment") is dated and effective as of January 31, 1997, and is by and between MARINER ENERGY, INC., a Delaware corporation (the "Company", which term includes any successor corporation permitted under the Indenture), and UNITED STATES TRUST COMPANY OF NEW YORK, a New York banking corporation, as trustee (in such capacity, and together with any successor to the trust granted under the Indenture, the "Trustee").

                             W I T N E S S E T H :

         WHEREAS, the Company has heretofore entered into an Indenture dated as of August 1, 1996, with the Trustee (the "Indenture"), under which $100,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes Due 2006, Series B (the "Notes"), are outstanding;

         WHEREAS, the Indenture provides that the Company and the Trustee may amend the Indenture without notice to or consent of any Securityholder (as defined in the Indenture) pursuant to Section 9.01 of the Indenture;

         WHEREAS, the Company proposes to amend the Indenture pursuant to
Section 9.01 thereof, and all conditions precedent thereto required by section
12.04 of the Indenture have been satisfied; and

         WHEREAS, all the requirements of law and the by-laws and Certificate of Incorporation of the Company have been fully complied with and all other acts and things necessary to make this First Amendment a valid, binding and legal instrument for the benefit of the Holders of the Notes have been done and performed;

         NOW, THEREFORE, in consideration of the premises herein contained, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Trustee have joined in the execution and delivery of this First Amendment.


                                   ARTICLE 1
                    INCORPORATION OF INDENTURE; DEFINITIONS

         1.1 Incorporation of Indenture. This First Amendment constitutes an amendment to the Indenture, and the Indenture and this First Amendment shall be read together and shall have effect so far as practicable as though all of the provisions thereof and hereof are contained in one instrument.

         1.2 Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.





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                                   ARTICLE 2
                       AMENDING AND MODIFYING PROVISIONS

         2.1 Amendments and Modifications to Section 4.10. Section 4.10 of the Indenture is amended and restated in its entirety to read as follows:

                 Section 4.10. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens or Liens securing Senior Indebtedness of the Company or any Restricted Subsidiary, without effectively providing that the Securities shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

                                   ARTICLE 3
                                 MISCELLANEOUS

         3.1 Full Force and Effect. The Indenture, as amended by this First Amendment, remains in full force and effect and is hereby ratified and confirmed as the valid and binding obligation of the parties hereto. Except as expressly modified herein, all terms, provisions and conditions of the Indenture will remain unchanged and are and shall remain in full force and effect for the full term thereof, and this First Amendment shall be interpreted with the Indenture as one and the same instrument.

         3.2 Multiple Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         3.3 Headings for Convenience Only. The headings of the Sections of this First Amendment are used for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

         3.4 Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to the applicable principles of conflicts of law to the extent that the application of laws of another jurisdiction would be required thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered effective as of the date first mentioned above.

                                        MARINER ENERGY, INC.



                                        By /s/ ROBERT E. HENDERSON
                                          ------------------------------
                                          Name: Robert E. Henderson
                                          Title: President and Chief
                                                 Executive Officer





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                                     UNITED STATES TRUST COMPANY OF
                                     NEW YORK, as Trustee


                                     By /s/ CHRISTINE C. COLLINS
                                       ---------------------------------
                                             Authorized Signatory





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